Exhibit 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 31st day of March, 2025 (the “Effective Date”), by and between GRE RIVERWORKS, LLC, a Delaware limited liability company (“Landlord”) (as successor-in-interest to Farley White Aetna Mills, LLC, a Massachusetts limited liability company (“Original Landlord”)), and EYEPOINT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”) (as successor-in-interest to pSivida Corp., a Delaware corporation (“Original Tenant”)).

A.
Original Landlord and Original Tenant entered into that certain Lease dated November 1, 2013 (the "Original Lease"), as amended by that certain First Amendment to Lease dated February 6, 2014 (the "First Amendment"), that certain Second Amendment to Lease dated May 14, 2018 (the "Second Amendment"), that certain Confirmation of Suite A-210 Effective Date dated November 29, 2018 (the "Confirmation"), that certain Third Amendment to Lease dated April 5, 2021 (the "Third Amendment"), and that certain Fourth Amendment to Lease dated as of March 8, 2022 (the “Fourth Amendment”; collectively with the Original Lease, the First Amendment, the Second Amendment, Third Amendment, and the Confirmation, the "Lease"), pursuant to which Tenant currently leases certain premises known as Suite B210 on the second floor containing an agreed to 8,408 rentable square feet ("Suite B210" and now includes and incorporates the suite formerly known as Suite A210 on the second floor containing), Suite B300 on thethird floor containing approximately 13,650 rentable square feet ("Suite B300"), and Suite C400 on the fourth floor containing approximately 11,999 rentable square feet (“Suite C400”, and, together with Suite B210 and Suite B300, the “Existing Premises”), in the building commonly known as the Riverworks Innovation Center located at 480 Pleasant Street, Watertown, Massachusetts (the "Building").
B.
Landlord has succeeded to all right, title and interest of Original Landlord under the Lease and Tenant has succeeded to all right, title and interest of Original Tenant under the Lease.
C.
Suite B210 has been remeasured and now contains approximately 8,383 rentable square feet.

D.
The Term of the Lease with respect to Suite B210 is currently scheduled to expire on May 31, 2025 (the “Prior Expiration Date”).
E.
Landlord and Tenant desire to extend the Term with respect to Suite B210, and otherwise modify the Lease as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Recitals. The recitals set forth above are hereby incorporated into and made a material part of this Amendment. Capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to them in the Lease.
2.
Extension of Term. The Term is hereby extended for Suite B210 of the Existing Premises only for a period of three years (the “Suite B210 Extended Term”) such that the expiration of the Term of the Lease with respect to Suite B210 shall be the Extended Expiration Date (as such term is defined in the Fourth Amendment). For the avoidance of doubt, following execution of this Amendment, the Extended Expiration Date for all of the Existing Premises shall be May 31, 2028. All of the terms and conditions of the Lease shall be applicable during the Suite B210 Extended Term, except as is otherwise provided in this Amendment. Landlord and Tenant stipulate that the rentable square footage of Suite B210 is 8,383 rentable square feet for purposes of the Suite B210 Extended Term.

3.
Base Rent for Suite B210. Tenant shall continue to pay Base Rent for Suite B210 as set forth in the Lease through the Prior Expiration Date. Commencing on June 1, 2025 (the “Suite B210 Extended Term Commencement Date”), Tenant shall pay Base Rent for Suite B210 in the following monthly installments at the following times and in the same manner and place as is required under the Lease, as amended hereby:

Time Period:	Annual Base Rent Per Rentable Square Foot:	Annualized Base Rent:	Monthly Installments of Base Rent:
June 1, 2025 - May 31, 2026	$41.00	$343,703.00	$28,641.92
June 1, 2026 - May 31, 2027	$42.00	$352,086.00	$29,340.50
June 1, 2027 - May 31, 2028	$43.00	$360,469.00	$30,039.08
4.
Additional Rent. Tenant shall continue to pay Tenant’s Percentage of Taxes and Operating Expenses for Suite B210 in accordance with the Lease, as amended hereby, during the Suite B210 Extended Term; provided, however, as of the Suite B210 Extended Term Commencement Date, the “Operating Expense Base Year” as defined in Section 1.2(n) of the Original Lease shall be amended to be calendar year 2025 and the “Real Estate Tax Base” as defined in Section 1.2(o) of the Original Lease shall be amended to be the actual Taxes allocable to the Existing Premises during fiscal year 2025. In addition, effective as of Suite B210 Extended Term Commencement Date, the Lease is amended to reflect that (a) the “Rentable Square Feet in the Premises” with respect to Suite B210 is 8,383 rentable square feet, (b) Section 1.2(e) of the Original Lease is amended to reflect that the rentable square feet of the Building is 202,000 rentable square feet, and (c) Tenant’s Percentage with respect to Suite B210 shall be adjusted to 4.15%, being the 8,383 re-measured rentable square footage in Suite B210 divided by the re-measured rentable square footage of the Building.
5.
Tenant’s Electricity. Tenant shall continue to pay the cost of all submetered electricity for Suite B210 directly to Landlord, as additional rent, as shown on the submeter as and when bills are rendered by Landlord as provided in Section 3.3 of the Original Lease.
6.
Condition of Premises. Tenant is in possession of the Suite B210 and accepts the same in its current “AS-IS” “WHERE IS” condition without any other agreements, representations, understandings or obligations on the part of Landlord to fund any allowance, perform any alterations, repairs or improvements as of the Suite B210 Extended Term Commencement Date, notwithstanding anything to the contrary contained in the Lease.
7.
Option to Extend. Section 10.23 of the Original Lease is modified such that the “Extension Term” as defined therein shall mean one (1) additional period of three (3) years. Furthermore, Tenant shall have the right to exercise such option to extend for any or all of the suites Tenant is leasing in the Building, provided, however, that (1) in its notice to extend, Tenant must specify which suite(s) it wishes to extend and (2) Tenant’s extension must be for a separately demised suite or suites with separate entrances from common corridors and cannot be a partial suite.
8.
Brokers. Tenant represents that Tenant has not dealt with any broker, agent or finder in connection with this Amendment other than Cushman & Wakefield (“Tenant’s Broker”), whose commission shall be paid by Landlord pursuant to separate written agreement, and Tenant agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any broker, agent or finder other than Tenant’s Broker with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Amendment.
9.
Binding Effect. This Amendment shall not be binding until executed and delivered by both Landlord and Tenant.

10.
Electronic Signatures; Counterparts. This Amendment may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single Amendment. The parties hereto consent and agree that this Amendment may be signed and/or transmitted by e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign, AdobeSign, or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (a) to the extent a party signs this Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Amendment electronically, and (b) the electronic signatures appearing on this Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.
11.
Estoppel. Tenant hereby represents, warrants and agrees that: to the best of Tenant's knowledge, (i) there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with the giving of notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease; (ii) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant; and (iii) Tenant has no current offset or defense to its performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts or causes of action of any nature against Landlord or Landlord's employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease.
12.
Exhibits. Each Exhibit attached hereto is made a part hereof for all purposes.
12.
No Representations. Landlord and Landlord's agents have made no representations or promises, express or implied, in connection with this Amendment, except as expressly set forth herein, and Tenant has not relied on any representations except as expressly set forth herein.
13.
OFAC. Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National," "Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney's fees and costs) arising or related to any breach of the foregoing representation and warranty.
14.
Miscellaneous. This Amendment sets forth the entire agreement with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As modified by this Amendment, the Lease is hereby ratified and confirmed, and shall remain in full force and effect. In the event of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall control. Headings used in this Amendment are for convenience only and shall not serve to limit, expand or otherwise alter the terms of this Amendment.
15.
Cyber. Landlord shall use commercially reasonable efforts to ensure the secure operation of Building automation systems and other Building systems and equipment that have internet functionality. Additionally, Landlord or its affiliate or agent may, but shall not be obligated to, provide high speed internet and/or provide a Wi-Fi network. Tenant should not transmit any credit card information, passwords or any other sensitive information while using Building Wi-Fi service. TENANT ACKNOWLEDGES AND AGREES THAT THERE ARE SIGNIFICANT SECURITY, PRIVACY AND CONFIDENTIALITY RISKS INHERENT IN ACCESSING OR USING THE INTERNET AND USE OF INTERNET SERVICE PROVIDED BY LANDLORD IS AT TENANT’S OWN RISK. LANDLORD HAS NO RESPONSIBILITY TO MAKE SECURE ANY INTERNET SERVICE OR DATA TRANSMISSION INFRASTRUCTURE AT THE BUILDING. TENANT AGREES TO USE APPROPRIATE MEASURES TO KEEP TENANT’S NETWORK AND INTERNET CONNECTED DEVICES SECURE, SUCH AS SECURE VPN CONNECTIONS, FIREWALLS, ANTIVIRUS PROTECTION, SECURITY PATCHES,

AND USER CYBERSECURITY AWARENESS TRAINING. To the fullest extent permitted by law, Tenant releases Landlord and its property manager, and agrees to defend, indemnify and hold harmless Landlord and its property manager from and against all claims, losses, expenses, damages, costs and liabilities arising out of computer viruses, malware, spyware, hacking, tampering, data breach, fraudulent activity and/or security breach with regard to Building systems, Building equipment, Tenant’s systems, Tenant equipment, fiber, Wi-Fi and/or telephone or data lines, regardless of whether such activity affects Tenant or its business and regardless of whether such activity was the result of access via any Building system or Building equipment. Except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents, Landlord shall not be responsible for loss, expense, damage, cost, or liability caused by, or arising from the use or operation, as a means for inflicting harm, of any computer, computer system, computer software, malicious code, computer virus or process.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Fifth Amendment to Lease as of the date first above written.

LANDLORD:

GRE RIVERWORKS, LLC,

a Delaware limited liability company

By: /s/ Jake Lewis

Name: Jake Lewis

Its: VP

TENANT:

EYEPOINT PHARMACEUTICALS, INC.,

a Delaware corporation

By: /s/ Ron Honig

Name: Ron Honig

Its: Chief Legal Officer